Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.

Annual Report for the Year Ended 31 December 2018 and Annual General Meeting 2019

British American Tobacco p.l.c. (the “Company”) reports that the following documents are being mailed and made available to its shareholders (as applicable) today, 21 March 2019. Those documents with a web-link shown are also available to be viewed or downloaded on the British American Tobacco website as indicated:

(1)    Annual Report 2018 (including the Strategic Report 2018)(1) www.bat.com/annualreport
(2)    Performance Summary 2018 www.bat.com/annualreport
(3)    Notice of Annual General Meeting 2019 www.bat.com/AGM
(4)    Proxy Form
(5)    Proxy Form - South Africa
(6)    Voting Instruction Form - South Africa

In compliance with Listing Rule 9.6.1, copies of each of the above documents(1) will be submitted to the National Storage Mechanism as soon as practicable and will be available for inspection via the following link: www.morningstar.co.uk/uk/nsm.

Note:
(1)
On 15 March 2019, the Company announced that the Annual Report 2018 was published to be viewed or downloaded on the Company’s website and was submitted to the National Storage Mechanism. The relevant disclosures were also made with reference to the requirements of Rule 6.3.5 of the Disclosure Guidance and Transparency Rules.

Bridget Creegan
Deputy Secretary

21 March 2019

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